Exhibit 99.1

Natera Reports Third Quarter 2022 Financial Results

AUSTIN, Texas, November 8, 2022 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA testing, today reported financial results for the third quarter ended September 30, 2022.

Recent Strategic and Financial Highlights

●	Generated total revenues of $210.6 million in the third quarter of 2022 compared to $158.1 million in the third quarter of 2021, an increase of 33.2%. Product revenues grew 29.8% over the same period.
●	Processed approximately 517,500 tests in the third quarter of 2022, compared to approximately 407,300 tests in the third quarter of 2021, an increase of 27.1%.
●	2022 revenue guidance raised to $810 million – $830 million, up $40 million vs. initial 2022 guidance.
●	Performed 53,000 oncology tests in the third quarter of 2022, representing 153% growth compared to the third quarter of 2021, with 35 published peer-reviewed studies for Signatera™ to date.
●	Immunotherapy monitoring Medicare reimbursement set at $7,489; awarded pan-cancer Signatera™ contract from the U.S. Department of Veterans Affairs.
●	Continued MRD data leadership for Signatera™ with new published studies in ovarian and uveal melanoma, CIRCULATE study accepted in Nature Medicine with 18-month prospective follow-up, and large (N=943) gastro-esophageal study accepted in JCO Precision Oncology.
●	Prospera™ Kidney Test shown to outperform DSA in predicting antibody mediated rejection in Trifecta study published in Transplantation.
●	Published inaugural Environmental, Social and Governance (“ESG”) report reinforcing the Company’s commitment to these areas and establishing 2025 goals.

“The Natera team delivered another strong quarter with record volumes and continued progress on our key clinical and data milestones,” said Steve Chapman, Natera’s Chief Executive Officer. “Signatera’s ongoing momentum is evident, with robust growth. We look forward to continuing to serve women’s health, organ health, and oncology physicians and their patients.”

Third Quarter Ended September 30, 2022 Financial Results

Total revenues were $210.6 million in the third quarter of 2022 compared to $158.1 million for the third quarter of 2021, an increase of 33.2%. Product revenues were $199.8 million in the third quarter of 2022 compared to $153.9 million in the third quarter of 2021, an increase of 29.8%. The growth in product revenues was driven by an increase in test volumes compared to the third quarter of 2021.

Natera processed approximately 517,500 tests in the third quarter of 2022, including approximately 502,900 tests accessioned in its laboratory. This compares to approximately 407,300 tests processed in the third quarter of 2021, including approximately 394,200 tests accessioned in its laboratory, an increase of 27.1% for the quarter.

In the three months ended September 30, 2022, Natera recognized revenue on approximately 483,000 tests for which results were reported to customers in the period (tests reported), including approximately 469,200 tests reported from its laboratory, compared to approximately 373,100 tests reported, including approximately 360,700 tests reported from its laboratory, in the third quarter of 2021, an overall increase of 29.5% for the quarter.

Gross profit* for the three months ended September 30, 2022 and 2021 was $94.1 million and $76.7 million, respectively, representing a gross margin of 44.7% and 48.5%, respectively. Natera had lower margins in the third quarter of 2022 compared to the third quarter of 2021 primarily due to increased labor and overhead costs driven by volume growth and customer support.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the third quarter of 2022 were $213.2 million, compared to $226.9 million in the same period of the prior year, a decrease of 6.0%. The decrease was primarily driven by a one-time change in accounting for research and development related earnout milestone payments. Loss from operations for the third quarter of 2022 was $119.1 million compared to $150.2 million for the same period of the prior year.

The Company reported a net loss for the third quarter of 2022 of $121.5 million, or ($1.25) per diluted share, compared to a net loss of $151.3 million, or ($1.63) per diluted share, for the same period in 2021. Weighted average shares outstanding were approximately 97.1 million in the third quarter of 2022 compared to 92.6 million in the third quarter of the prior year.

As of September 30, 2022, Natera held approximately $521.2 million in cash, cash equivalents, short-term investments and restricted cash, compared to $914.5 million as of December 31, 2021. As of September 30, 2022, Natera had a total outstanding debt balance of $331.4 million, comprised of $50.1 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 basis points and a net carrying amount of $281.3 million under its seven-year convertible senior notes. The convertible senior notes were issued in April 2020 for net proceeds of $278.3 million. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of September 30, 2022.

Financial Outlook

Natera anticipates 2022 total revenue of $810 million to $830 million; 2022 gross margin to be approximately 44% to 47% of revenues; selling, general and administrative costs to be approximately $575 million to $590 million; research and development costs to be $320 million to $340 million, and net cash consumption to be approximately $450 million **.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash consumption is calculated as the sum of GAAP net cash used by operating activities (estimated for 2022 to be approximately $390 million) and GAAP net purchases of property and equipment (estimated for 2022 to be approximately $60 million).

Test Volume Summary

Unit	Q3 2022	Q3 2021	Definition
Tests processed	517,500	407,300	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	502,900	394,200	Test accessioned in our laboratory
Tests reported in our laboratory	469,200	360,700	Total tests reported in our laboratory less units reported outside of our laboratory

About Natera

Natera™ is a global leader in cell-free DNA testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and enable earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 100 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera's Third Quarter 2022 Financial Results Conference Call
Date:	Tuesday, November 8, 2022
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(888) 770-7321, Toll-Free
(929) 201-7107, International
Conference ID:	7684785

Webcast Link:	https://events.q4inc.com/attendee/587807658

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including the company's financial guidance for fiscal 2022, its ability to continue to increase its revenues, its product development plans and its ability to maintain and grow its business operations in light of the COVID-19 pandemic, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to maintain our business and operations as planned due to disruptions and economic uncertainty caused by the COVID-19 pandemic; we may be unable to further increase the use and adoption of Panorama and Horizon through our direct sales efforts or through our laboratory partners; we may be unable to develop and successfully commercialize new products, including Signatera™ and Prospera™; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; we may need to raise additional capital to support our business plans, which may not be available when necessary or on favorable terms; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy RegisTry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratory facilities becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, such as the increased focus by third-party payers on requiring that prior authorization be obtained prior to conducting a test; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, including investigations, subpoenas, demands, disputes, litigation, requests for information and other regulatory or administrative actions or proceedings, or resulting from either third party claims of intellectual property infringement or asserting infringement by third parties of our technology, is costly, may result in substantial business and financial penalties, may be time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov.

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media
Brian Symmons, SVP of Marketing and Corporate Affairs, Natera, Inc., pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(in thousands, except par value)

	September 30,	December 31,
	2022	2021
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$57,042	$84,386
Restricted cash	86	228
Short-term investments	464,112	829,896
Accounts receivable, net of allowance of $4,676 in 2022 and $2,429 in 2021	236,362	122,074
Inventory	40,428	26,909
Prepaid expenses and other current assets, net	31,599	29,645
Total current assets	829,629	1,093,138
Property and equipment, net	87,486	65,516
Operating lease right-of-use assets	73,791	59,013
Other assets	18,206	18,820
Total assets	$1,009,112	$1,236,487
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$34,225	$27,206
Accrued compensation	42,226	40,941
Other accrued liabilities	132,751	93,353
Deferred revenue, current portion	7,932	7,404
Short-term debt financing	50,147	50,052
Total current liabilities	267,281	218,956
Long-term debt financing	281,336	280,394
Deferred revenue, long-term portion	20,405	21,318
Operating lease liabilities, long-term portion	78,469	61,036
Other long-term liabilities	—	1,479
Total liabilities	647,491	583,183

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	10	10
Additional paid in capital	2,181,282	2,050,417
Accumulated deficit	(1,800,062)	(1,394,836)
Accumulated other comprehensive loss	(19,609)	(2,287)
Total stockholders’ equity	361,621	653,304
Total liabilities and stockholders’ equity	$1,009,112	$1,236,487

(1)	The consolidated balance sheet at December 31, 2021 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
(2)	As of September 30, 2022 and December 31, 2021, there were approximately 97,300,000 and 95,140,000 shares of common stock issued and outstanding, respectively.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues
Product revenues	$199,831	$153,940	$584,415	$413,971
Licensing and other revenues	10,806	4,176	18,555	38,487
Total revenues	210,637	158,116	602,970	452,458
Cost and expenses
Cost of product revenues	115,436	80,511	326,862	221,870
Cost of licensing and other revenues	1,076	860	2,102	2,426
Research and development	65,510	98,457	228,504	192,397
Selling, general and administrative	147,667	128,485	444,769	364,273
Total cost and expenses	329,689	308,313	1,002,237	780,966
Loss from operations	(119,052)	(150,197)	(399,267)	(328,508)
Interest expense	(2,330)	(2,078)	(6,567)	(6,226)
Interest and other income, net	87	1,274	1,165	4,230
Loss before income taxes	(121,295)	(151,001)	(404,669)	(330,504)
Income tax expense	(185)	(272)	(557)	(648)
Net loss	$(121,480)	$(151,273)	$(405,226)	$(331,152)
Unrealized loss on available-for-sale securities, net of tax	(3,212)	(950)	(17,322)	(2,768)
Comprehensive loss	$(124,692)	$(152,223)	$(422,548)	$(333,920)

Net loss per share:
Basic and diluted	$(1.25)	$(1.63)	$(4.20)	$(3.72)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	97,052	92,558	96,408	89,130